EX-99.A

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Proofpoint, Inc. is filed on behalf of each of us.

Dated:  February 14, 2014

MDV VII, L.P.		SEVENTH MDV PARTNERS, L.L.C.

By:	Seventh MDV Partners, L.L.C.,	By:	/s/ Jonathan Feiber
	its General Partner		Name: Jonathan Feiber
Title: Managing Member
By:	/s/ Jonathan Feiber
Name: Jonathan Feiber
Title: Managing Member

	/s/ Jonathan Feiber		/s/ Nancy Schoendorf
	Jonathan Feiber		Nancy Schoendorf